EXHIBIT 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDER XOOM CORPORATION
2012 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:  ___

Target Number of Restricted Stock Units:  _______________

Grant Date:  , 2015

Performance Period:  January 1, 2015 to December 31, 2015

Vesting Commencement Date:  _______________

Pursuant to the Xoom Corporation 2012 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Xoom Corporation (the “Company”) hereby grants the Grantee named above the Target Number of Restricted Stock Units specified above  (the “Target Award”) , subject to the terms and conditions of the Plan and this Agreement.  Each Restricted Stock Unit shall relate to one share of common stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3 of the Plan (the “Stock”).

Restrictions on Transfer of Award.  This Award (as defined in Paragraph 2 below) may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 3 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

Target Award.  The total number of Restricted Stock Units that may be credited to the Grantee (if any) (the “Award”) shall be determined by the Company’s performance for the Performance Period specified above, as set forth in Section 3 below.  The actual number of Restricted Stock Units that may be credited to the Participant could be up to 170% of the Target Award and could also be lower than the Target Award and could be zero.  Only the actual number of Restricted Stock Units credited to the Grantee (which could be higher, lower or equal to the Target Award) shall be eligible to become vested as set forth in Section 3 below.

Performance Requirement; Eligibility for Vesting.

In the event of a Sale Event, this Award shall be subject to Section 3(c) of the Plan.  In addition and notwithstanding anything in the Agreement to the contrary, if the Company is subject to a Sale Event prior to the last day of the Performance Period, then the Grantee shall be credited, as of the date of the Sale Event with the number of Restricted Stock Units equal to the Target Award, and such Award shall become eligible to vest in accordance with, and subject to the conditions set forth in Paragraph 3(b) below.

Vesting Schedule

Incremental Percentage of Credited Restricted Stock Units Vested	Vesting Date
(33%)	First anniversary of the Vesting Commencement Date (or such later date on which the Administrator makes the determination required in Paragraph 3(a))
(33%)	Second anniversary of the Vesting Commencement Date
(34%)	Third anniversary of the Vesting Commencement Date

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3.

Termination of Employment.  If the Grantee’s employment with the Company or a Subsidiary terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 3 above, any Restricted Stock Units that have not vested as of such date shall automatically, and without notice, terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

Notwithstanding anything in the Agreement to the contrary, if the Company is subject to a Sale Event before the Grantee’s employment terminates, and if within twelve 12 months following the Sale Event, the Grantee’s employment is involuntarily terminated by the Company without Cause,  or the Grantee resigns from the Company for Good Reason, then in each case, the Grantee shall be entitled to accelerated vesting of 100% of the Restricted Stock Units credited to him or her and subject to the Award which remain unvested as of the date of such termination or resignation.

For purposes of this Agreement, “Cause” shall have the meaning as such term is defined in the Grantee’s Executive Agreement with the Company, dated [ __ ].

For purposes of this Agreement, “Good Reason” shall have the meaning as such term is defined in the Grantee’s Executive Agreement with the Company, dated [ __ ].

Issuance of Shares of Stock.  As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the number of Restricted Stock Units that have vested pursuant to Paragraph 3 of this Agreement on such date and, once such Stock is issued, the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

Tax Withholding.  The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal or state income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  In this regard, the Grantee authorizes the Company, in its discretion, to satisfy any tax withholding obligations by one or a combination of the following:

(a)payment by the Grantee to the Company; or

(b)withholding from the Grantee’s wages or other cash compensation paid to him or her by the Company; or

(c)withholding from proceeds of the sale of shares of Stock acquired upon vesting and settlement of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or

(d)withholding in shares of Stock to be issued upon vesting and settlement of the Restricted Stock Units a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.

Section 409A of the Code.  This Agreement shall be interpreted in such a manner that all provisions relating to the Award, including the vesting and settlement thereof, are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

No Obligation to Continue Employment.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

Integration.  This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

Data Privacy Consent.  In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

Counterparts.  This document may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the

Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

XOOM CORPORATION

By:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:

Grantee’s Signature

Grantee’s name and address:

EXHIBIT A

Performance Payout Matrix for Fiscal Year 2015

			Revenue (50%)
			<$177.3M	$177.3M	$192.5M	$216.7M
		% of Target	< 92%	92%	100%	113%
Adjusted EBITDA (50%)	$31.2M	139%	85%	113%	135%	170%
	$22.5M	100%	50%	78%	100%	135%
	$16.8M	75%	28%	55%	78%	113%
	<$16.8M	< 75%	0%	28%	50%	85%

Percentages between thresholds will be based on straight-line (linear) interpolation.

Equal weighting (50%) is assigned to Revenue and Adjusted EBITDA thresholds and each performance metric is measured independently (i.e., below threshold in one performance metric does not impact payout tied to other metric). Accordingly, the total number of Restricted Stock Units to be credited shall equal (50% x Revenue percentage) + (50% x Adjusted EBITDA percentage).

“Adjusted EBITDA” shall mean the non-GAAP financial metric referred to as adjusted EBITDA as disclosed in the Company’s public filings for such fiscal period.  In the event that subsequent to the date of the Agreement, the Company, any Subsidiary or any successor entity acquires or is acquired by any other company or business unit, the financial results of such acquired or acquiring company or business unit shall not be included in the definition of Adjusted EBITDA.

“Revenue” shall mean non-U.S. GAAP revenue as reported in the Company’s public filings.